Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Carol Ruth /Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7004/7030
858-909-1800	cruth@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

NuVasive Acquires Advanced Commercialized Cervical Plate

- Includes Unique Technology and Inventory -

- Annual 2006 Product Revenue Guidance of $2 to $3 Million -

- Rights of First Refusal on Further Technological Advances -

San Diego, CA — June 6, 2005 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that it has acquired the intellectual property and related assets for a cervical plate technology from RSB Spine LLC, a privately owned company focused on spine technology, for $5.5 million of cash and 222,929 shares of the Company’s common stock or approximately $9 million based on NuVasive current stock price. In addition, RSB will receive annual milestone payments for the life of the acquired patent based on sales.

The transaction provides NuVasive with cervical plate technology that received FDA 510(K) clearance and was first commercialized in 2004. NuVasive will obtain all product revenues beginning in June of 2005 and plans to re-launch the cervical plate (currently named Smart Plate), under its own product name in July 2005.  The product is a dynamic plate that offers unique features and benefits that the Company believes make the plate superior to others on the market including those under development at NuVasive. The product has been used in approximately 250 cervical fusion procedures to date. The Company’s guidance is for 2006 annual product revenue of approximately $2 to $3 million.

The transaction provides NuVasive with a dynamic cervical plate that encompasses a gradient locking mechanism that enables the screws to be progressively resistant to axial compression. This dynamic technology allows the plate to settle in concert with the eventual allograft implant settling that occurs within the disc space over time, offering a better anatomical fit. NuVasive’s cervical plate previously under development was a fixed cervical plate that did not account for such implant settling, which produces better fusion results. An additional design feature is the product’s low profile tapered leading edge design, which translates into less post-operative soft tissue disruption for the patient.  As with other NuVasive surgical approaches, the product utilizes familiar instrumentation that allows for rapid surgeon adoption and easier insertion of the plate on to the spine.

In addition to the intellectual property and pending patent, the sale includes instrument sets and accompanying cervical plate inventory of approximately $1 million.  The agreement grants NuVasive the right of first refusal on all additional existing technologies and any future technology that may be developed by RSB Spine during the next five years.   This would include enhancements to the gradient locking technology and other products that would be complementary to the acquired technology.

Separately, the Company announced that it will take a charge in the second quarter of 2005 of approximately $400,000.  The charge is for investments in fixed assets and inventory created for the initial alpha/beta testing of the Company’s own cervical plate that was under development.

Alexis V. Lukianov, Chairman and Chief Executive Officer of NuVasive, said,  “This cervical plate technology is among the best that we have seen in the market.  We were impressed with the technology and dynamic nature of the plate, which we believe makes it superior to the fixed plate we have had under internal development.  The gradient locking mechanism represents a substantial leap in technology.   We complement the work that Dr. Bray and RSB have done in developing the plate and bringing the product to successful commercialization.”

Mr. Lukianov continued, “We are particularly excited with the gradient locking technology and look forward to its potential application to future spinal products in our development pipeline.  The right of first refusal on new technologies in essence expands our existing product pipeline.   We believe this access to additional technology from RSB in and of itself provided a strong rationale to proceed with this transaction.”

Mr. Lukianov continued, “We believe the cervical plate product offers strong synergies for surgeons using a NuVasive interbody cervical implant and believe surgeons will find the product’s ease-of-use and clinical benefits extremely effective and beneficial to their patients.  The plate is a strategic addition to our classic fusion line as we continue to consolidate our distribution efforts and move towards greater exclusivity among our distributors.”

Dr. Robert Bray of Cedar-Sinai Medical Center and Marina Hospital in Los Angeles, developer of the acquired cervical plate technology, said, “Over the years, I have used a variety of cervical plating systems for my patients in concert with an interbody graft.  The SmartPlate is the first system that provides controlled settling of the spine onto the graft with progressive constraint of screw motion as the cervical spine naturally falls into balance.  I have seen rapid incorporation of the grafts with less post operative pain which has made a positive impact on my patients’ recovery and return to normal function in the short and long term.”

Andrew Cappucino, MD, FAAOS, FACS, Spinal Surgeon, Kenmore Mercy and Millard Fillmore Gates Circle Hospitals in Buffalo, commented,  “The RSB plate is the only available dynamic cervical plate that truly controls graft load with its gradient locking system.  There is tremendous advantage in delivering this feature in an easy to use cervical plating system.”

Conference Call

NuVasive will hold a conference call at 11:00 a.m. EDT / 8:00 a.m. PDT to discuss the announcement.  The dial-in numbers are 1-800-811-8830 for domestic callers, and 1-913-981-4904 for international.  The reservation number for both is 5984540.  A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.

After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through June 20, 2005.  In addition, a telephonic replay of the call will be available until June 27, 2005.  The replay dial-in numbers are 1-888-203-1112 for domestic callers and 1-719- 457-0820 for international callers.  Please use reservation code 5984540.

About NuVasive

We are a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. Our product portfolio is focused on applications in the over $2 billion U.S. spine fusion market. Our current principal product offering includes a minimally disruptive surgical platform that we call Maximum Access Surgery, or MAS™, as well as classic fusion implants.

The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of our current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system, MaXcess®, a unique split-blade design retraction system and specialized implants, like SpheRx™ and CoRoent™—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. Our classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products such as Total Disc Replacement (TDR).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the rapidly changing and competitive nature of the medical device industry, NuVasive’s ability to convince surgeons to use its products, the ability of patients to obtain third-party reimbursement for surgical procedures employing NuVasive’s products, risks related to government regulation of medical devices, risks related to NuVasive’s ability to effectively manage the growth of its business, risks related to ownership and enforcement of intellectual property rights, NuVasive’s ability to successfully develop new products, and other risks and uncertainties more fully described in NuVasive’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q

filed with the Securities and Exchange Commission.  NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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